                                                                     EXHIBIT 99


                       [HR INTERESTS, L.L.C. LETTERHEAD]


                                  July 6, 1998


Special Committee of the
  Board of Directors
Malibu Entertainment Worldwide, Inc.
717 North Harwood
Suite 1650
Dallas, Texas  75201

Gentlemen:

          HR Interests, L.L.C. is an entity sponsored by the Hampstead Group, L.L.C. to acquire the Houlihan's restaurant group of companies. The acquisition of Houlihan's was completed on June 29, 1998. The purchase price was approximately $127 million (including approximately $7 million in transaction costs), which was funded with $35 million of equity from HR Interests ($34.125 million for preferred stock and $900,000 for common stock), $1 million in equity from Houlihan's management and $91 million in a combination of senior and subordinated debt.

          This letter has been prepared at your request to set forth the key terms of a proposed combination of Houlihan's and Malibu for your consideration. The key terms are:

          1. Immediately before the combination, Malibu would become a wholly owned subsidiary or a newly formed holding company pursuant to a holding company reorganization in which each Malibu common share would be converted into a common share of the new holding company. The new holding company would be the public company.

          2. At the closing of the Houlihan's-Malibu combination, all of Houlihan's equity securities (other than the minority interest owned by management) would be transferred to the new holding company in exchange for new holding company common shares. The number of new holding company common shares would be determined by dividing the $32,025,000 equity investment in Houlihan's, plus a 12% "meter" on the Houlihan's preferred stock from the June 29th closing date for the Houlihan's acquisition to the closing date for the combination, by $1.8810, which is 85% of the volume weighted average sales price for Malibu common shares for the 20 trading days ended July 2, 1998 of $2.2129. As such, any changes in the market price of Malibu shares following the date of public disclosure of this proposal in Hampstead's Schedule 13D filing with the SEC should not be taken into account.

          3. To ensure that Malibu's public shareholders will have an equal opportunity to participate in the transaction and retain the same proportionate ownership interest in the new holding company that they have in Malibu, the public shareholders would receive transferrable 60-day rights to purchase new holding common shares priced at the same per share price as the shares issuable to HR Interests.

The enclosed diagrams depict the foregoing transactions in somewhat greater detail.

          It may be desirable to effect a reverse stock split as a part of or immediately after the transaction in order to increase the per share trading price of the new holding company common shares. In that event the per share numbers set forth herein would be appropriately adjusted.

          There are, of course, a number of issues that would have to be addressed in the definitive documents providing for the transaction. We are prepared to begin the documentation process immediately. As we trust you will appreciate, this letter is submitted based on the understanding that, until definitive agreements are executed, no party will have any legally binding obligations.

          We look forward to your reply.



                                        Very truly yours,

                                        HR INTERESTS, L.L.C.



                                        By: /s/ RICHARD FITZPATRICK
                                            -------------------------------
                                            Duly Authorized

                                PROJECT HERCULES

                           STEP 1:  M REORGANIZATION




                                                   Public
                   MEI Holdings L.P.             shareholders


                              81.4%              18.6%


     All M shares
     converted
     into Sub 1
      (Newco)
     shares on a
     1:1 basis




                                        M



                                 Existing Sub 1
                                shares cancelled






                                                         Existing Subs
                                     Sub 1
                                  (Newco after
                                  the merger)


        Merger
     (Sub 2 into M)



                                  Sub 2 shares
                            converted into M shares
                                  on 1:1 basis







                                     Sub 2

                                PROJECT HERCULES
                         STEP 2: ACQUISITION OF H BY M

                                           HR Funding,
                                              L.P.

                                                                    ISSUANCE OF
      Mgmt.                                   HR                   PARENT SHARES:
                                          Interest,              DETERMINE NUMBER
                                            L.L.C.               BY DIVIDING $35
                                                                  MILLION, PLUS
                                                               12% RETURN FROM 6/29
                                                                   TO CLOSING OF
                                                                  COMBINATION, BY
                                                                      $1.8810

2 1/2% preferred    97 1/2% preferred                                                       MEI Holdings,           Public
   10% common          90% common                                                              L.P.              shareholders

                                                      CONTRIBUTION TO                                 81.4%                18.6%
                                                           NEWCO:
                                                     97 1/2% PREFERRED
                                                          AND 90%
                                                       COMMON STOCK
                                                       OF HR GROUP
                                                      HOLDINGS, INC.

                                             HR GROUP
                                             HOLDINGS,
                                                INC.                                                        NEWCO


                                                       100%


Investors              $20 million            H Rest.                                                    Newly Formed
                    subordinated notes      Group Inc.                                                    intermediate
                                                                                                          subsidiary
                                                       100%

Banks                     $71                 H Rest.                                                          M
                        million                 Inc.
                          loan
                                                       100%

                                              Existing                                                     Existing
                                                Subs                                                         Subs


                                PROJECT HERCULES

                      STEP 3:   RIGHTS OFFERING TO PUBLIC
                        SHAREHOLDERS OF COMBINED COMPANY


HR Funding L.P.

HR Interests                       MEI Holdings L.P.                  Public
  L.L.C.                                                           Shareholders

            __%                                    __%          __%


If the rights offering is fully                                      RIGHTS OFFERING
subscribed by public
shareholders the aggregate %                 NEWCO              Issuance of additional shares
held by HR Interests L.L.C. and                                 in rights offering at $1.90366
MEI Holdings, L.P. would be the                                 per share. If fully subscribed,
same as MEI Holdings' Interest                                  public shareholders interest
prior to the H acquisition (81.4%)                              (18.6%) would not be diluted


MGMT.     2 1/2% preferred
            10% common

                                   97 1/2% preferred                    100%
                                    90% common

                                   HR Group                      Newly formed
                                 Holdings, Inc.                   intermediate
                                                                   subsidiary

                                             100%                          100%

INVESTORS  $20 million
            subdebt                H Rest.                            M
                                 Group, Inc.

                                             100%

BANKS      $71 million              H Rest.
             loan                   Inc.

                                             100%                     Existing
                                                                        Subs

                                   Existing
                                    Subs

                                                                          Page 3